Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of May 21, 2024 (the “Effective Date”), is by and among Coca-Cola Consolidated, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), U.S. Bank Trust Company, National Association, a national banking association (as successor in interest to U.S. Bank National Association) (the “Prior Trustee”), and Truist Bank, a North Carolina banking corporation (the “Successor Trustee”). Capitalized terms used in this Supplemental Indenture and not defined herein shall have the respective meanings given such terms in the Original Indenture.

WITNESSETH:

WHEREAS, pursuant to the indenture dated as of December 15, 2020, between the Company and the Prior Trustee (as amended, revised, supplemented or otherwise modified prior to the date hereof, the “Original Indenture” and, as modified by this Supplemental Indenture, the “Indenture”), the Company may from time to time issue and sell Debt Securities (as defined in the Original Indenture) in one or more series;

WHEREAS, the Prior Trustee has been appointed as Trustee, Debt Security registrar (in such capacity, “Registrar”) and paying agent for all series of Debt Securities (in such capacity, “Paying Agent”) under the Original Indenture;

WHEREAS, as of the date hereof, there are no Debt Securities outstanding under the Original Indenture;

WHEREAS, Section 8.10 of the Original Indenture provides that the Trustee may at any time resign by giving written notice of such resignation to the Company, and the Company shall upon receiving such notice of resignation promptly appoint a successor trustee by written instrument;

WHEREAS, the Prior Trustee has agreed to resign as Trustee, Registrar, Paying Agent and any other capacity named under the Indenture; the Company wishes to accept such resignation and appoint the Successor Trustee to succeed the Prior Trustee as Trustee, Registrar, Paying Agent and in any other capacity for which the Prior Trustee was named under the Indenture; and the Successor Trustee wishes to accept appointment in these capacities under the Indenture;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH, that in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The Prior Trustee hereby resigns as Trustee, Registrar, Paying Agent and any other capacity named under the Indenture and hereby assigns, transfers, delivers and confirms to the Successor Trustee, and the Successor Trustee hereby accepts, its appointment as successor Trustee under the Indenture and accepts the rights, powers, trusts, duties and obligations of the Prior Trustee as Trustee under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee under the Original Indenture.

2. The Company hereby accepts the resignation of the Prior Trustee and, all conditions relating to the appointment of Successor Trustee as the Trustee under the Indenture having been met, hereby appoints the Successor Trustee as Trustee under the Indenture with like effect as if originally named as Trustee in the Indenture. The Company also appoints the Successor Trustee as Paying Agent, Security Registrar, and any other capacity named under the Indenture.

3. Each party to this Agreement represents and warrants that it has the full power and authority to enter into this Agreement and to carry out the transactions contemplated by it and that it has taken all action necessary to authorize the execution, delivery, and performance of this Agreement.

4. Notwithstanding the removal of the Prior Trustee effected hereby, the Company shall remain obligated under Section 8.06 of the Indenture to compensate, reimburse and indemnify the Prior Trustee in connection with its trusteeship under the Indenture.

5. The Original Indenture shall remain in full force and effect except to the extent that the provisions of the Original Indenture are expressly modified by the terms of this Supplemental Indenture.

6. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

7. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

8. All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

To the Prior Trustee:	U.S. Bank Trust Company, National Association 214 North Tryon Street, 27th Floor Charlotte, North Carolina 28202 Attn: Global Corporate Trust Mailcode: CN-NC-H27A Telecopier No.: (704) 335-4676

To the Successor Trustee:

Truist Bank

Corporate Trust and Escrow Services

2713 Forest Hills Road, Building 2 – Floor 2

Wilson, NC 27893

Attention: Coca-Cola Consolidated, Inc. -Client Manager

Telephone: (904) 361-5237

Facsimile: 252-246-4303

To the Company:

Coca-Cola Consolidated, Inc.

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

Attention: Chief Financial Officer

Telecopier No.: (704) 557-4640

with a copy to:

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

Attention: D. Ryan Hart, Esq.

Telecopier No.: (704) 378-1946

12. This Supplemental Indenture and the removal, appointment and acceptance effected hereby shall be effective on the Effective Date.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the Effective Date.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Allison Lancaster-Poole
Name:	Allison Lancaster-Poole
Title:	Vice President

TRUIST BANK

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President

COCA-COLA CONSOLIDATED, INC.

By:	/s/ F. Scott Anthony
Name:	F. Scott Anthony
Title:	Executive Vice President and Chief Financial Officer

Attest:

By:	/s/ E. Beauregarde Fisher III
Name: E. Beauregarde Fisher III
Title: President, General Counsel & Secretary

Signature Page to First Supplemental Indenture